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                                                                Exhibit 10.08

INTERCONNECTION AGREEMENT BETWEEN SOCIEDAD OCCIDENTE Y CARIBE - CELULAR S.A. AND EMPRESA DE TELECOMMUNICACIONES DE ARMENIA - TELEARMENIA

Between the undersigned, GILBERTO ECHEVERRI MEJIA, resident of Medellin, with citizens card number 3.302.711 of Medellin, who is acting as the president and Legal Representative of OCCIDENTE Y CARIBE CELULAR, S.A. - OCCEL S.A. - a mixed economy society with private capital in the majority, domiciled in Pereira, that for the effects of this agreement will be referred to as OCCEL on one part, and on the other part RUBEN DARIO CARCIA RODRIGUEZ, resident of Armenia, identified with citizens card number 7'534.244 of Armenia, who is acting as the General Manager and Legal Representative of the Empresa de Telecomunicaciones de Armenia - TELEARMENIA -, an industrial and commercial company of national order, who hereinafter will be referred to as TELEARMENIA, this interconnection agreement is concluded and shall be governed pursuant to the clauses within this document, subject to the following considerations and definitions:

CONSIDERATIONS:

FIRST. OCCEL is the awardee of the concession which has as it object the rendering of a Cellular Mobile Telephone Service on the "A" network in the Western region of Colombia pursuant to agreement 000005 concluded with the Ministry of Communications on March 28, 1994.

SECOND. The Law 37 of 1993 and the Decree 741 of the same year authorized the access right of the Cellular Mobile Telephone operators (CTN) to the public switched telephone networks (PSTN) already established in the country, for the interconnection of the elements of their networks and to manage traffic, and also stipulating the obligation of the public switched telephone network operators to guarantee the access to their Mobile Switched Centers (MSC), providing the facilities for the location of interconnection equipment within equipment rooms of these centrals and, at the same time, the facilities of AC power supply, preventive and corrective maintenance, and also the other facilities that are technically and administratively required, all at the expense of the Cellular Mobile Network Operator.

THIRD. Interconnection will be subject to the equal access principle - pursuant to article 66 Decree 741 of 1993 by virtue whereof the MSC operators are obliged to provide interconnection under equal technical and economic conditions to every CTN operator.

FOURTH. By means of Resolution 002 of 1993, the Telecommunications Regulatory Commission, exercising the powers conferred upon it by Decree 2122 of 1992, established that for a one (1) year term from October thirteenth (13th) of 1993, the fee for the interconnection between the PSTN subscriber terminal and the local switching center will be TWENTY-FOUR ($24) Colombian pesos per minute, for both outgoing calls and incoming calls to the PSTN. This tariff was established based on the variables of cost per line,
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percentage of line usage, operation costs, maintenance and management per line per year, line traffic per year, the useful life of the equipment and network, the replacement thereof and the rate of discount or reasonable profit to the PSTN operator. Furthermore, by means of Resolution 004 of 1993 issued by the Telecommunications Regulatory Commission, the principle was established whereby the party calling to or from the cellular network must assume the costs thereof. The fee stipulated herein shall vary according to the regulations in force.

FIFTH. According to regulations governing the interconnection between public switching telephone networks and cellular networks, TELEARMENIA and OCCEL have decided to establish their mutual rights and obligations by means of this instrument.

DEFINITIONS:

For the effects of this agreement, the following terms will have the same meaning stipulated as follows for every one of them, unless in the text of this document a different scope were expressly assigned.

AGREEMENT: Means the present interconnection agreement, in the interpretation whereof there shall be taken into account all incorporated appendices and legislation in force with regard to the subject. Likewise, all amendments agreed to between the parties during the term this agreement are an integral part thereof.

OCCEL S.A.: Means OCCIDENTE Y CARIBE CELULAR S.A., concessionaire corporation of a Cellular Mobile Telephone Service for the Western area of the "A" Network.

TELEARMENIA:  Means Empresa de Telecommunications de Armenia.

CTN:  Means Cellular Telephone Network.

PSTN:  Means Public Switched Telephone Network.

TERMINAL EQUIPMENT: Means the portable, transportable, mobile, fixed or another type of handset that OCCEL has permitted its subscriber or user to use in order to access the cellular mobile telephone service, fulfilling the terms and conditions stipulated by the rules governing this service.

CONSUMER: Means any user of a public telecommunications service, using either a private or public handset connected and attended by the PSTN operator, or the terminal equipment activated and attended by a CTN operator.

OCCEL SUBSCRIBER: An individual or legal entity with an agreement in force with OCCEL for the rendering of a Cellular Mobile Telephone Service.

TELEARMENIA SUBSCRIBER: An individual or legal entity with an agreement in force with TELEARMENIA for the rendering of
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a fixed basic telephone service or any of the value added services.

OCCEL USER : Means the subscriber or person who, without being the subscriber, uses and takes advantage of the OCCEL Cellular Mobile Telephone Service.

TELEARMENIA USER : Means the subscriber or person who, without being the subscriber, benefits from the service making use of the fixed line telephone service assigned by TELEARMENIA to the subscriber.

INTERCONNECTION CIRCUIT : The device which interconnects the mobile switching center (MSC) of OCCEL with the telephone central of TELEARMENIA.

INTERCONNECTION TRANSMISSION MEANS : These consist of insulated pairs, coaxial and fiber optic cables and their respective regenerators or repeaters and radio systems repeaters or satellite link repeaters, used to connect the OCCEL MSC and the TELEARMENIA telephone centrals directly interconnected to them.

MSC : Means Mobile Switching Center of Cellular Mobile Telephone Network.

INTERCONNECTION TRANSMISSION SYSTEMS : These consist of terminal equipment connected to the OCCEL MSC with the TELEARMENIA Telephone centrals directly interconnected to them. This terminal equipment can be analog, digital and optic transmitters and/or receivers of any of the above-mentioned means of transmission, including radio systems or satellite links.

FIRST CLAUSE - OBJECT OF THE AGREEMENT : The object of this agreement is to establish the technical, operative, administrative, economic, financial and legal rights and obligations which shall regulate the interconnection of the TELEARMENIA public switched telephone network to the OCCEL Cellular Mobile Telephone Network.

SECOND CLAUSE - TELEARMENIA OBLIGATIONS : TELEARMENIA engages to fulfill the following technical, administrative, economic and financial obligations:

A.  TECHNICAL:

1. To guarantee the interconnection of its equipment with the OCCEL cellular mobile telephone network equipment, both for outgoing and incoming traffic, in accordance with the provisions of Law 37 of 1993 and Decree 741 of 1993.

2. To acquire, install, operate, maintain, and replace the equipment and elements required in its network for the interconnection of its telephone system with the OCCEL CTN in order to guarantee that incoming and outgoing traffic can be transmitted according to the development plans of both companies, and in the quantity which guarantees that in the circuits interconnecting the
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        TELEARMENIA PSTN centrals with the OCCEL MSC in Pereira, call drops with automatic access will not exceed one (1%) percent in peak hours, excluding losses due to the equipment located between the TELEARMENIA subscriber and the TELEARMENIA switching center directly interconnected with the MSC of OCCEL.

3. To permit all of the TELEARMENIA subscribers whose "A" subscriber number can be automatically identified and transmitted, to have access to the OCCEL cellular mobile telephone service, to the customer service provided by OCCEL, and also to the new services rendered to third parties through the OCCEL CTN, in accordance with the provisions of the Law and the agreement between the parties. TELEARMENIA shall permit access to the CTN of OCCEL for all of its subscribers, but shall have the right to withdraw it for those who specifically so request and provided that this is technically feasible.

4. To perform maintenance, both preventive and corrective, of the systems and transmission media belonging to TELEARMENIA and used by OCCEL under lease. The tariff agreed to by the parties for the leasing of these systems and media includes the respective maintenance cost.

5. To perform maintenance which guarantees, in incoming and outgoing traffic, a ratio of unsuccessful calls (with a technical failure) attributable to TELEARMENIA in relation to the total of calls offered in low traffic, which does not exceed, on the average, three (3%) percent.

6. To perform pursuant to APPENDIX NO. 1, measurements of traffic, grade of service, and in general, all tests which permit the establishment of the communications quality level between the two networks, and at the same time to identify the need to make adjustments in the interconnection enhancement program or its configuration. To test quality of service between the two networks and to perform maintenance programs, TELEARMENIA will provide to OCCEL two telephone lines with the nature of test numbers and which shall be exempt from payment of connection fees and basic charges. These lines will have access to national long distance and cellular telephone service. In the calls which are made from these lines to the test numbers agreed upon by the parties, OCCEL shall be exempt from payment of the interconnection fee in favor of TELEARMENIA but shall pay the charges which correspond to the use of other networks. OCCEL shall pay all charges for calls made from these lines to subscribers other than the test numbers agreed upon by the parties. When considered necessary, the tests shall be performed jointly following a previously agreed upon program.

7. To submit to OCCEL all the required information to guarantee that interconnection between the two networks

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        fulfills the fundamental basic plans established by the Ministry of
        Communications.

8. To verify monthly, or upon the request of OCCEL, the correct operation of its outgoing and incoming links, immediately notifying OCCEL of any damage.

9. To adopt all measures in order to prevent fraud and generation of inconsistencies. By virtue of this obligation, TELEARMENIA shall adopt the necessary measures order to prevent the access to OCCEL's CTN telephones without charge, not assigned, interrupted, retired and non intelligent public phones. Access shall be permitted only to public and semi-public telephones and which have the ability to charge for this type of calls, which must be connected to centrals with the ability to identify the "A" subscriber number.

10. TELEARMENIA must submit to OCCEL the identification number of the "A" subscriber who originates the call at the centrals of its PSTN.

11. To repair, within the terms and conditions established by the executives responsible for the management of the contract, the failures reported by OCCEL.

12. Not to differentiate the OCCEL traffic for its own benefit or that of any other operator.

13. To guarantee not to cause any damage to the physical and technical infrastructure of OCCEL and also to respect the conditions stipulated by the Internal Work Rules, TELEARMENIA being obligated to assume the costs of repair of the damage caused, provided that such damage is imputable to TELEARMENIA or to its contractors.

14. To permit access at any time to TELEARMENIA facilities to the persons authorized by OCCEL in order to perform preventive and corrective maintenance of the equipment for which it is responsible. OCCEL shall provide, with sufficient advance notice, a list of these persons, who must fulfill the conditions established in the TELEARMENIA Internal Work Rules. In the event that access for the persons designated by OCCEL were not possible, due to the absence of an TELEARMENIA executive who authorizes it, TELEARMENIA engages to permit the access in accordance with the terms and conditions agreed upon by the persons responsible for the management of this contract.

B.  ADMINISTRATIVE, ECONOMIC AND FINANCIAL:

II.  IN RELATION TO BILLING

1. TELEARMENIA shall include in the bill for services to its subscribers or users the charges for calls which the consumers of its network originate to the OCCEL network, including access charges to the TELEARMENIA PSTN and charges for usage of the OCCEL CTN. The
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        statement shall be received from OCCEL on magnetic tape or any other media agreed upon by the parties.

        TELEARMENIA may verify the statement of charges for access charges to its PSTN submitted by OCCEL against the statement for control and verification purposes which TELEARMENIA makes, based on calls recorded in their digital centrals, to establish the difference of the charge units assessed according to the agreed upon format. By mutual agreement between the parties, a percentage of difference shall be established as the maximum tolerance permitted.

        In the event that the aforementioned difference exceeds the maximum tolerance established, and there is no technical justification, the access charges shall be billed according to the higher records, whether the information corresponds to OCCEL or to TELEARMENIA. If there is a technical justification, the billing shall be according to the information which is without errors, or by means of the combination of the OCCEL and TELEARMENIA information.

        The parties shall agree monthly upon the dates and times for cutting the billing period. TELEARMENIA may include in the same bill the charges for other items and even charges from the other cellular network operators. The bill will contain the information pursuant to APPENDIX NO. 2 of this agreement.

2. To rebill the accounts including extra charge to the subscribers or users who have not paid the total amount of the OCCEL Cellular Mobile Telephone Service within the time limits stipulated to pay the bill.

3. To maintain the records that could not be billed in each period (recycle) and are susceptible to be billed again in the next period, and submit a report of these amounts to OCCEL. The executives responsible for the billing at TELEARMENIA and at OCCEL shall jointly define the number of periods during which the unbilled records will be recycled, with the objective of the billing of each call actually made by a subscriber or user of TELEARMENIA. When the impossibility of billing a call is established, it shall be treated as a definitive inconsistency with its appropriate justification.

4. Unless it has express and written authorization from OCCEL, TELEARMENIA may in no case bill any charge or amount derived from the rendering of Cellular Mobile Telephone Service by OCCEL other than that indicated in this agreement.

5. To bill its subscribers or users for penalties or interest on late payment at the maximum rate legally accepted, pertaining to amounts that have not been collected within time limits stipulated on the bill, for calls transmitted to the OCCEL CTN. These penalties or interest will be billed monthly for each
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     month or fraction of delay and shall correspond TELEARMENIA so long as that institution is responsible for a percentage of the sums billed in the terms established in number B.II.1 of the second clause. If reconcilements of accounts are effected on the sums collected, this interest shall be distributed in the manner agreed upon by the executives responsible for the administration of this contract. This penalty shall not apply in the event of any inevitable accident or force majeure, or in those cases specifically established in the legislation in force.

 6. To submit to OCCEL though magnetic media or another procedure mutually agreed upon, the records of calls not billed, the records of calls pending payment which were billed and the records of frauds and billing inconsistencies for calls from the PSTN to the CTN, with their justifications, and additionally those records which will be entered on the definitive list of accounts receivable, within eight (8) days following the end of every TELEARMENIA billing period.

7. To guarantee the integrity and quality of the billing of the calls originated on the TELEARMENIA PSTN to the OCCEL CTN and to be responsible for errors generated in the billing process in relation to the customers and authorities when such errors are imputable to TELEARMENIA.

II. IN RELATION TO THE TRANSFER OF THE SUMS CORRESPONDING TO THE USE OF THE OCCEL CELLULAR NETWORK

1. From the total of the sums paid for the use of the OCCEL cellular network in the record which OCCEL must deliver on a monthly basis to TELEARMENIA for the purposes of the billing of the calls made to its cellular network by the TELEARMENIA subscribers and users, deduction shall be made of the sums corresponding to the use of the cellular network in the calls which cannot be billed because they present inconsistencies which definitively cannot be billed, and deduction shall be made of the sums corresponding to calls between test numbers which the parties have agreed to establish as exempt from payment. To this result shall be added the sum for the use of the cellular network corresponding to the inconsistencies which, having been deducted in previous periods, could be billed on recycle in the respective billing period. The sum total thus obtained constitutes the total sum billable to the subscribers and users of TELEARMENIA for the use of the OCCEL cellular network, that is, the total sum which can be collected by TELEARMENIA.

     TELEARMENIA shall be liable to OCCEL for 86.5% of the aforementioned total sum billable, and in turn everything collected for the billing for the use of the cellular network of OCCEL, plus the financial yield which TELEARMENIA may obtain on these sums during the period comprised between the date of collection and the date of transfer of the aforementioned 86.5%, plus the
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collections of penalties and interest on late payment which TELEARMENIA charges to its users on these amounts shall correspond to TELEARMENIA. The difference which results between the income corresponding the TELEARMENIA which has just been enumerated and the 86.5% of the total billable amount for which TELEARMENIA shall be liable shall cover the services of billing and collection rendered by TELEARMENIA and the amount of the accounts which finally are considered uncollectible by TELEARMENIA.

Within the fifteen (15) calendar days following the date of each billing process, the parties who sign this contract shall effect the reconcilement of accounts corresponding to the billing which has just taken place. The aforementioned reconcilement shall establish the amount which corresponds to the 86.5% of the total amount billable for the use of the OCCEL cellular network, to which shall be added the other sums which correspond to OCCEL for any other item related to the services rendered by OCCEL between the first and last day of the month preceding that in which the reconcilement is effected. From the aforementioned sums in favor of OCCEL, deduction shall be made of the total of the sums in favor of TELEARMENIA for the interconnection fee paid on the calls which were made by the OCCEL subscribers and users to the TELEARMENIA network during the same period of consumption for which the sums corresponding to the calls made by the TELEARMENIA users to the OCCEL network are being reconciled; the rents for the leasing of infrastructure owned by TELEARMENIA which may have been leased to OCCEL, incurred between the first and last day of the month preceding that in which the reconcilement is effected; and deduction shall be made for any other item in favor of TELEARMENIA agreed upon in this contract and which may have been incurred between the first and last day of the month preceding that in which the reconcilement is effected. As a result of the reconcilement determination shall be made of the net sum in favor of one of the parties, which must be transferred by the debtor party to the creditor party within the fifteen (15) calendar days subsequent to the date on which the reconcilement is effected.

In the event that a reconcilement of accounts is delayed due to reasons imputable to the debtor party, as of the fifteen (15) calendar days subsequent to the final date for the effecting of the reconcilement which was stipulated in the preceding paragraph, the debtor party shall pay the creditor party, for the delay in the payment of the sums in favor of the creditor party, an interest on late payment at a rate equivalent to the maximum permitted by commercial law for similar transactions, monthly or proportionately to the number of days of delay which have elapsed.

For the purposes of preparation of the reconcilement of accounts based upon a percentage of the total billable amount, TELEARMENIA shall remit to OCCEL, within the

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eight (8) calendar days subsequent to the date on which each billing process has taken place, the following information relating to calls made by the TELEARMENIA subscribers to the OCCEL cellular network and corresponding to the period and the figures which are going to be reconciled:

The record of the calls not billed due to the presentation of definitive inconsistencies; the total amount of the accounts pending payment which were billed, with their corresponding maturity periods; the record of calls with inconsistencies which, having been considered definitive, could be clarified and were billed after the recycle; the record of accounts which ceased to be billed upon passage to definitive accounts receivable; the record of accounts receivable which are five months old, and the total amount collected and not collected. These records shall have the same record format as the calls to be billed which is delivered by OCCEL and shall be delivered by TELEARMENIA on diskette, magnetic tape or any other media which permits automatic processing, as agreed upon by the parties.

In each reconcilement calculation shall be made of the percentage ratio between the sums billed for the first time five months past and which TELEARMENIA has still not collected, and the total amount billable for the use of the cellular network of OCCEL associated with the billing period of five months past. The aforementioned percentage shall be considered as the percentage of the portfolio of doubtful collection associated with the billing period of five months past. TELEARMENIA shall be liable for the entirety of this portfolio of doubtful collection when it, calculated as indicated herein, does not exceed 8.5% of the total billable amount associated with the billing period of five months past; the sums which exceed this 8.5% shall be paid to TELEARMENIA by OCCEL in the reconcilement of accounts in which the respective calculation is made. In the event that TELEARMENIA is subsequently able to recover sums corresponding to this portfolio of doubtful collection, TELEARMENIA shall repay 80% of the amount recovered to OCCEL. The aforementioned repayments shall take place until 80% of the total of the amounts which OCCEL may have paid to TELEARMENIA in relation to the portfolio of doubtful collection is attained.

The provisions made in this agreement both as to the liability of TELEARMENIA for the total billable amount (86.5%) as well as that stipulated herein as the maximum amount of the portfolio of doubtful collection for which OCCEL shall be liable (8.5%) are figures subject to review upon the request of OCCEL or TELEARMENIA which may be made at the end of each semiannual term of validity of this contract. In the event that either of the parties requests the aforementioned review, agreement shall be made as to new percentages for the figures which have been
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indicated herein.  In the event that the parties are unable to reach an agreement as to the new percentages which must apply for the aforementioned figures, the effecting of the transfers of the sums corresponding to the use of the OCCEL cellular network based upon a percentage of the total billable amount shall cease, and as of that time the reconcilements of accounts shall continue to be effected on the basis of the sums actually collected by TELEARMENIA and in accordance with the procedure agreed upon by the parties. In this case the following stipulations shall be observed:

The reconcilements of accounts shall take place within the first fifteen (15) calendar days of each month and the period of reconcilement shall be the immediately preceding calendar month. In order to effect the reconcilement, the amount which may have been collected by TELEARMENIA during the reconcilement period for the fee corresponding to the use of the OCCEL cellular network shall be established; to this sum shall be added the other sums which correspond to OCCEL for any other item relating to the series rendered by OCCEL during the reconcilement period. From the aforementioned sums in favor of OCCEL, deduction shall be made of the amount of the sums in favor of TELEARMENIA for the interconnection fee on the calls which may have been made by the OCCEL subscribers and users to the TELEARMENIA network during the consumption period for which the collections which are the object of the reconcilement were effected; deduction shall be made of the rents for the leasing of infrastructure owned by TELEARMENIA which may have been leased to OCCEL, incurred during the reconcilement period; deduction shall be made of the amount of the claims accepted from TELEARMENIA users during the reconcilement period; deduction shall be made for billing and collection services, taking into account the amount which is established in APPENDIX NO. 2 to this contract; and deduction shall be made for any other item in favor of TELEARMENIA agreed upon in this contract and which may have been incurred during the period for which the reconcilement is effected (other than the 13.5% of the total billable amount, which will not correspond to TELEARMENIA when accounts are reconciled on the basis of the sums actually collected). As a result of the reconcilement, determination must be made of the net balance in favor of one of the parties, which must be transferred by the debtor party to the creditor party within the fifteen (15) calendar days following the date on which the reconcilement was effected.

In the event that a reconcilement of accounts is delayed due to reasons imputable to the debtor party, as of the fifteen (15) calendar days subsequent to the final date for the effecting of the reconcilement which was stipulated in the preceding paragraph, the debtor party shall pay the creditor party, for the delay in the payment of the sums in favor of the creditor party, and interest on late payment at a rate equivalent to the
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        maximum permitted by commercial law for similar transactions, monthly or proportionately to the number of days of delay which have elapsed.

        For the purposes of preparation of the reconcilement of accounts based upon a percentage of the total billable amount, TELEARMENIA shall remit to OCCEL, within the first eight (8) calendar days of each month, the following information relating to calls made by the TELEARMENIA subscribers to the OCCEL cellular network and corresponding to the period and the figures which are going to be reconciled:

        The record of the calls not billed due to the presentation of temporary or definitive inconsistencies; the record of the accounts pending payment which were rebilled, with their corresponding maturity periods; the record of calls with temporary or definitive inconsistencies which could be clarified and were billed after the recycle; the record of accounts which could not be rebilled in recycle; the record of accounts which ceased to be billed upon passage to definitive accounts receivable, and the total amount collected and not collected. These records shall have the same record format as the calls to be billed which is delivered by OCCEL and shall be delivered by TELEARMENIA on diskette, magnetic tape or any other media which permits automatic processing, as agreed upon by the parties.

2. Except as stipulated by law, TELEARMENIA shall ensure that its subscribers and users pay the entirety of the sums in favor of OCCEL included in its bills, that is, TELEARMENIA shall require its subscribers and users to effect payment in full for the sum billed therefor, and in the case of non payment, it will apply the Law, the regulations and this contract.

3. TELEARMENIA shall grant payment facilities to its subscribers or users when they so request and provided that they fulfill the internal rules established. While TELEARMENIA is responsible for a percentage of the amounts billed, in the provisions set forth in number B.II.1 of the second clause, this entity shall be autonomous for the purpose of granting to its subscribers facilities for payment for sums in favor of OCCEL, and the entirety of the interest derived from such facilities shall correspond thereto. In the event that reconcilements of accounts are effected on the basis of the sums in favor of OCCEL collected by TELEARMENIA, these facilities shall only be applicable to the sums owed for calls to the OCCEL CTN when OCCEL indicates its approval in this sense; the manner in which the interest relating to the financing of these facilities shall be distributed shall be agreed upon by the executives responsible for the administration of this agreement.

        The credit notes issued by TELEARMENIA in order to grant the payment facilities specified herein, or to

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      resolve claims which require such credit notes, shall not constitute a breach of the preceding provision when such notes have been submitted to OCCEL and are duly approved by the latter.

4. TELEARMENIA shall pay interest to OCCEL on late payment at a rate equivalent to the maximum allowed by Commercial Law for similar transactions, monthly or proportional to the days elapsed from the demandability of the debt to the verification date, due to the delay in the payment of the amounts collected for the use of the OCCEL CTN. Excluded from this sanction are the delays due to force majeure or inevitable accident.

5. To maintain and continuously update the records of the active list of accounts receivable and also to issue bills in order to collect them. The management of recoveries on debtors in default shall be effected in accordance with the provisions of APPENDIX NO. 2.

6. TELEARMENIA shall suspend the access to the mobile cellular telephone network of OCCEL for those subscribers which are requested by the latter in writing, provided that this is technically possible and does not affect the access to other networks, unless express authorization is given by the operators who could be affected.

7. To submit to OCCEL all documents that it requires and are necessary in order that OCCEL may, under its own responsibility, proceed with legal collection of late payments, provided that the supply of these documents is within the scope of TELEARMENIA.

III.  IN RELATION TO SUBSCRIBER CLAIMS:

      Claims from TELEARMENIA subscribers related to calls to the OCCEL mobile telephone network shall be handled pursuant to APPENDIX NO. 2.

IV.  IN RELATION TO PUBLICATION IN THE TELEPHONE DIRECTORY:

      In the event that OCCEL reaches an agreement with the company which publishes the telephone directory of the Quindio, TELEARMENIA shall not oppose the publication of the list of the OCCEL subscribers who wish to appear in the aforementioned directory. The respective charges shall be agreed upon between OCCEL and the company which published the aforementioned directory without implication of either economic benefit for TELEARMENIA or expenditure on the part of that entity.

THIRD CLAUSE - OBLIGATION OF OCCEL: OCCEL engages to fulfill the following technical, administrative, economic and financial obligations.

A. TECHNICAL:

1. To guarantee the interconnection of its equipment with that of the public switched telephone network of the TELEARMENIA for both outgoing and incoming traffic.

2. To acquire, install, operate, maintain and replace the required devices and equipment for interconnection of the OCCEL CTN with the TELEARMENIA PSTN, including those which permit the assessing of charges for outgoing and incoming calls, with specifications according to the development plans from both companies, and in the amount which guarantees a loss no greater than one percent (1%) during peak hours. This obligation to acquire the interconnection devices and equipment shall be understood as fulfilled when by agreement between the parties, such devices and equipment are provided by TELEARMENIA by lease.

3. To permit all of the OCCEL to have access to the TELEARMENIA public switched telephone network, as well as to the new services rendered to third parties through the TELEARMENIA PSTN, in accordance with the provisions of the Law and the agreement between the parties. OCCEL shall permit access to the PSTN of TELEARMENIA for all of its subscribers, but shall have the right to withdraw it for those who specifically so request.

4. To perform both preventive and corrective maintenance of systems and transmission media owned by OCCEL which participate in the interconnection.

5. To perform maintenance which guarantees, in incoming and outgoing traffic, a ratio of unsuccessful calls (with technical failure) attributable to OCCEL in relation to the total of calls generated in low traffic, which shall not exceed, on the average, three (3%) percent.

6. To perform pursuant to APPENDIX NO. 1, measurements of traffic, grade of service, and in general, all tests which permit the establishment of the communications quality level between the two networks, and at the same time to identify the need to make adjustments in the interconnection enhancement program or its configuration. To test quality of service between the two networks and to perform maintenance programs, OCCEL will provide to TELEARMENIA two telephone lines which shall have the nature of test numbers and which shall be exempt from payment of connection fees and basic charges. These lines shall have access to national long distance and cellular telephone service. In the calls which are made from these telephones to the test numbers agreed upon by the parties, TELEARMENIA shall be exempt from all payment. TELEARMENIA shall pay all of the charges for calls made from these lines to customers other than the test numbers agreed upon by the parties. The location, the types of tests to be conducted and the time of usage of the lines and of the telephones which have the nature of test numbers delivered by one party to the other shall be agreed upon by the executives designated by the parties for the administration of this agreement. When considered necessary, the tests shall be conducted jointly according to a previously agreed upon schedule.

     In order to control the interconnection between the two networks, OCCEL and TELEARMENIA, within two (2) months after concluding this agreement, will make an emergency plan and a schedule for preventive maintenance, grade and quality of service measurements and evaluation of performance of maintenance.

7. To provide TELEARMENIA with the information necessary in order to guarantee that the interconnection between the two networks fulfills the basic fundamental plans established by the Ministry of Communications.

8. To verify monthly, or at the request of TELEARMENIA, the correct operation of its outgoing and incoming links, immediately notifying TELEARMENIA of any damage.

9. To adopt all required measures in order to avoid fraud on the TELEARMENIA PSTN. In any case, OCCEL must be responsible for access charges generated from its CTN to the TELEARMENIA PSTN.

10. In the event that OCCEL decides to install alternative transmission media to those installed by TELEARMENIA, OCCEL shall be responsible for the respective maintenance.

11. To maintain the Ministry of Communications authorizations in force for the OCCEL radio link systems which are part of the interconnection and to pay the usage rights for the electromagnetic spectrum frequencies which these require.

12. To repair failures reported by TELEARMENIA within the conditions and terms agreed upon by the executives responsible for the administration of the agreement.

13. Not to differentiate the TELEARMENIA traffic for its own benefit or that of any other operator.

14. To guarantee that it will not cause damage to the physical and technical infrastructure of TELEARMENIA, and also will respect the conditions established in its Internal Work Rules. OCCEL shall be responsible for payment for all repair of damages caused, provided that such damage is reputable to OCCEL or it contractors.

B.  ADMINISTRATIVE AND FINANCIAL

I.  IN RELATION TO BILLING

1. To supply to TELEARMENIA, in accordance with the provisions of number B.II.1 of the second clause, all of the information necessary in order that TELEARMENIA may bill the calls made by the TELEARMENIA PSTN users may bill the calls made by the TELEARMENIA PSTN users to the OCCEL CTN. This information will be provided on a monthly basis within the seven (7) calendar days following the date agreed to by the parties as the billing closing date.

      If OCCEL, due to facts imputable to it, does not effect timely submission of the information necessary in order to bill the PSTN subscribers, TELEARMENIA will prepare the bill, without including that which pertains to the information that is not supplied by OCCEL in a timely manner. The information that has not been processed will be included in the next billing period. In this case, OCCEL shall pay to TELEARMENIA, for the month or fraction thereof, interest on late payment at a rate equivalent to the maximum allowed by law for similar commercial transactions, on the amount of access charges that have not been collected by TELEARMENIA. Excluded from this sanction is non-fulfillment due to force majeure or inevitable accident.

2. OCCEL shall provide to TELEARMENIA, if it so requires, the information necessary in order to verify the payment of charges for access to its PSTN.

3. To guarantee integrity and quality of records submitted to TELEARMENIA for billing and to be liable in relation to the customers and authorities for the errors generated in processes where this information is used, when such errors are imputable to OCCEL.

4. In the event that the parties decide to effect reconcilements of account based on the sums collected by TELEARMENIA, OCCEL shall credit and pay to TELEARMENIA the amount which corresponds to the increase in its expenses for processing, stationery, printing and collection - when applicable - incurred for the billing of the calls originating from its subscribers to the OCCEL CTN, in accordance with the provisions of APPENDIX NO. 2. While the parties effect reconcilements of accounts based upon a percentage of the total billable amount, it is understood that the costs for billing and collection are included within the margin that will correspond to TELEARMENIA, and therefore it will not be necessary for OCCEL to make separate payment to TELEARMENIA for the costs of billing and collection.

II. IN RELATION TO INTERCONNECTION TARIFFS AND OTHER INCOME GENERATED IN FAVOR OF TELEARMENIA:

1. To credit and pay TELEARMENIA on a monthly basis access charges incurred for calls originated from the OCCEL CTN to the TELEARMENIA PSTN, pursuant to the terms of Law 37 of 1993, Decree 741 of 1993 and Resolutions Nos. 002 and 004 from the Telecommunications Regulatory Commission. Such access charges shall be calculated based on TELEARMENIA and OCCEL records and applying to them a procedure similar to number B.I.1 of the second clause of this agreement. The payment of such charges shall be effected through the deduction that TELEARMENIA shall make from the amount owed to OCCEL for the use of its CTN during the same period in which access charges indicated herein were incurred.

2. To effect payment to TELEARMENIA of interest on late payment at a rate equivalent to the maximum allowed by commercial law for similar operations, monthly or proportionately to days which have elapsed from the due date of payment to the date on which this payment is verified, for the delay in the payment of amounts in favor of TELEARMENIA and which TELEARMENIA has not been able to deduct from the amount owed to OCCEL for payments for the use of its CTN. Excluded from this sanction are the delays caused by force majeure or inevitable accident.

3. To credit and pay TELEARMENIA the respective costs of the use of the transmission media and systems for the interconnection provided by TELEARMENIA by lease. The rent shall include the respective equipment maintenance. The amounts established by TELEARMENIA for these rents shall be those stipulated in APPENDIX NO. 3.

4. To credit and pay to TELEARMENIA the costs for usage of assigned physical space, usage and supervision of buildings, towers and air conditioning and power supply systems for the OCCEL equipment located within the TELEARMENIA facilities. The amounts established by TELEARMENIA for these rents will be stipulated in APPENDIX NO. 3.

III.  IN RELATION TO HANDLING OF CLAIMS

The claims which the TELEARMENIA subscribers may make in relation to calls to the OCCEL mobile cellular telephone network shall be handled in accordance with the provisions of APPENDIX NO. 2

FOURTH CLAUSE - RECIPROCAL OBLIGATIONS OF PARTIES:

A. IN RELATION TO THE ADMINISTRATION OF THE AGREEMENT:

In order to efficiently manage all matters relating to this agreement, each party shall designate a maximum of two executives, who shall be responsible for discussion, consultation, communication and resolution of the matters which require their intervention and fall within their jurisdiction. Each party shall designate one of these executives to be responsible for the coordination and channelling of communications related to this agreement. These executives will meet as required, at the request of any one of them.

Their functions are as follows:

1. To maintain orderly and accurate documentation related to this agreement, recording, in chronological order, the correspondence, consultations, decisions, solutions and in general every event to be considered as relevant for the history of this agreement.

2. To establish and/or review the procedures relating to billing, collection, payment facilities, account reconciliation, analysis of inconsistencies, information to the subscribers, claims, fraud control and repairs of damage or failures which arise in the interconnection.

3. To review and approve monthly billing reconciliation, collections and offsetting of accounts for access charges and lease of infrastructure and transmission media, establishing the amount each party owes to the other. In the development of such reconciliation all amounts pending explanation for any of the subjects mentioned above will be followed up.

4. To agree as to solutions concerning the differences of opinion which may arise between the parties with regard to the interpretation, development and execution of any of the stipulations within this agreement.

5. According to measurements performed, to make all required decisions to guarantee the fulfillment of the grade of service, in accordance with the stipulations of the second and third clauses of this contract.

6.      To review the interconnection configuration and capacity.

7. To determine the source of fraud and inconsistencies, establish their solution mechanisms and establish responsibility for their occurrence.

8. To determine the source of damages caused to equipment and devices owned by each party, to assess their value and determine the responsibility for their occurrence.

9. To define the TELEARMENIA PSTN subscribers who shall be allowed to access the OCCEL CTN.

10.     The rest derived from the execution of this agreement.

The decisions agreed upon by these executives shall be of mandatory fulfillment by the parties and must be recorded in instruments signed by the parties.

In the event of disagreement between these persons as to a particular subject, any of them may request that the subject be discussed and decided by the legal representatives of TELEARMENIA and OCCEL.

B.  IN RELATION TO DAMAGES AND THEIR REPAIR

1. To immediately issue notification as to damages detected in the interconnection which require the intervention of any of the parties. The respective party must repair the damage within the term established by the executives responsible for the administration of the agreement and take all required measures to repair it as soon as possible. Unjustified delays which cause damage will result in repair entirely in favor of the affected party.

2. To have qualified staff available at any time to repair system failures pursuant to the terms and time limits herein.

C.  IN RELATION TO INTERCONNECTION DIMENSIONS:

The parties engage to ensure that the installed capacity of the interconnection equipment matches the dimensions calculated on the basis of demand and traffic projections. In the event that one of the parties has any difficulty in the expansion of the required capacity, it may sign agreements with the other party in order to obtain the supply of the equipment or systems required.

D.  IN RELATION TO LOCATION OF THE OCCEL EQUIPMENT:

According to availability, TELEARMENIA shall provide OCCEL with all facilities for the location of its interconnection equipment and that pertaining to its CTN, providing physical spaces, power supply, air conditioning and guard. In the same way TELEARMENIA shall facilitate the installation of the OCCEL equipment. The cost of these facilities shall be assumed by OCCEL and the amount will be as stipulated in APPENDIX NO. 3.

E.  IN RELATION TO INTERCONNECTION CONDITIONS:

Interconnection technical conditions such as grade of service, tariffs, routing, numbering, signalling and operation shall be regulated in accordance with the stipulations of the Ministry of Communications and specifically pursuant to APPENDIX NO. 1 to this contract.

FIFTH CLAUSE - LIABILITY OF THE PARTIES

1. Neither party shall be liable for the non-fulfillment of any contractual obligation caused by force majeure or inevitable accidental duly verified. If such obstruct the execution of the agreement for a term exceeding six (6) months, either party may terminate the agreement by written notice to the other party.

2. Each party must guarantee the integrity and accuracy of all information submitted to the other party, and is obliged to be liable to the other party, customers and authorities for errors generated in processes where such information is used, as long as such errors are imputable to the party which supplied the information.

3. Each party must pay to the other party the respective amounts of calls which cannot be billed to the subscribers or users because they are due to frauds and inconsistencies. APPENDIX NO. 2 specifies the manner in which liability for these payments shall be determined. Amounts due for frauds and inconsistencies shall be included within the monthly reconciliations.

4. Liability to the subscriber: In all of their relationships with the public, both TELEARMENIA and OCCEL shall act governed by the principles of honesty, integrity, loyalty and service and shall not act in any manner which discredits, affects or damages the reputation of the other party in any way. Both parties shall act in good faith, honestly and diligently, using their best efforts in order to guarantee subscriber satisfaction and the rendering of the services offered.

 5. Social responsibility: In the interconnection and the execution of the agreement, the parties shall take into consideration the fact that their goal is the providing of telecommunication public services in the charge of the State, in a continuous and efficient manner.

SIXTH CLAUSE - INTERCONNECTION LIMIT:

In order to limit the liability of the parties, the interconnection limit shall be general digital distributors or optical distributors of TELEARMENIA centrals directly connected with the OCCEL CTN, and in consequence every company must assume the costs within its own network.

SEVENTH CLAUSE - SUBMISSION TO REGULATION:

The interconnection between the two networks is based upon the plans, regulations, definitions and standards of the Ministry of Communications, and in the absence thereof, upon the plans, definitions and standards of the International Telecommunications Union (ITU) and other international bodies of jurisdiction, in which Colombia forms a part by virtue of international agreements and covenants.

EIGHTH CLAUSE - INTERCONNECTION DIMENSIONS:

The quality of the circuits required for different links or routes between two networks, both for incoming and outgoing traffic, as well as the quantities for future expansion, shall be calculated by OCCEL, reviewed by TELEARMENIA and shall be established according to instruments signed by the parties. This dimensioning will be reviewed at least every six months to adjust it to traffic conditions. The dates of entry into service of links for future extensions shall be mutually agreed upon, taking into account that the grade of service and development plans of each company may not be affected by the delay by one party in the execution of such extensions.

NINTH CLAUSE - RELIABILITY AND AVAILABILITY:

Both parties should maintain the interconnection minimum levels of reliability in order to guarantee service continuity. The reliability shall be measured in terms of the time in which the interconnection is normally operating. The minimum reliability for the subscriber to interconnection equipment is 99.99% measured over a monthly period, which means that the total of system dropped times which affect the whole interconnection, should not be higher than 4.4 minutes/ month. The interconnection will have alternate routes as agreed upon by the parties.

TENTH CLAUSE - AUDITING: Each party may directly or through a third duly authorized party undertake the necessary review to establish account accuracy and the faithful compliance with the procedures agreed upon by virtue of this agreement. The cost incurred for this shall be paid by the party who is reviewing. The party whose accounts and procedures shall be reviewed must provide all required facilities.

ELEVENTH CLAUSE - EXEMPTION FROM LIABILITY IN THE EVENT OF INTERRUPTION:
Neither party shall be liable in relation to the other party for damages causing the interruption or failure of its telephone systems or interconnection with the OCCEL CTN, nor shall either party be permitted to provide to their customers the facilities to take action against the other party under these circumstances.

TWELFTH CLAUSE - CONFIDENTIALITY OF INFORMATION: All of the correspondence and information exchanged between the parties for the fulfillment of this agreement, concerning subscriber data, billing, collection, market growth forecast, and also that information marked as confidential or proprietary information must be treated and received by the recipient as confidential and secret. The verbal information that is provided as confidential, must be confirmed as such in writing within eight (8) days following the provision thereof. Confidential information must be restricted to the persons and employees of the recipient party which requires it in order to fulfill the objectives herein, such persons must be notified as to the confidential nature of the information provided, and of the care to be taken with it.

The obligations imposed upon the parties pursuant to this clause shall not apply in the following cases:
a. Information which becomes public knowledge through actions of persons other than the recipient party. b. When information is required by an authority of jurisdiction; in such event the disclosure shall be restricted to the fulfillment of the respective order.

Both parties expressly declare that the transmission of information considered to be confidential, in accordance with the provisions of this clause, to third parties that are not duly authorized to request and receive it will result in the full indemnity of damage caused by this disclosure.

THIRTEENTH CLAUSE - DURATION OF AGREEMENT: This agreement has a duration of five (5) years from the date of its execution, and may be extended by equal periods, as long as the parties do not issue notification to the contrary in writing within sixty (60) calendar days prior to its expiration or the expiration of the extension.

FOURTEENTH CLAUSE - AMENDMENTS TO THE AGREEMENT: During the term of this agreement it may be amended, except in those clauses imposed by Law; in order to do so the interested party should notify the other party in writing. In the event that an agreement is not reached within the sixty (60) calendar days following the first communication date, OCCEL, TELEARMENIA or both parties will request intervention of the Telecommunication Regulatory Commission in the dispute, and in the meantime, the conditions established herein shall be in force. The decision of the Commission shall be binding upon both parties.

FIFTEENTH CLAUSE - SOLUTION OF CONTROVERSIES: In the event of differences arising between the parties by virtue of the present agreement which are eminently technical in nature, and which cannot be resolved by the parties directly, they shall be submitted for the consideration of a Technical Committee composed of three (3) experts in the technical Telecommunications subject matter who shall be designated by the parties by mutual agreement. In the absence of agreement, the Committee shall be appointed by the ACIEM at the request of either of the parties. The Technical Committee may conduct the tests which it considers necessary and shall have all of the information which it requests from the parties and which is related to the matters which are the subject of the difference. The Technical Committee shall decide as to the matter within a maximum term of three (3) months from the date upon which it commenced its activity, and decisions which it adopts shall be of mandatory fulfillment by the parties. The differences which are not eminently technical in nature and which arise between the parties by virtue of this agreement, as to the making, interpretation, execution, fulfillment, termination or dissolution of this agreement, shall be submitted for the consideration of a Court of Arbitration. The members of this Court shall be designated by the parties by mutual agreement. In the event that no agreement is reached between the parties, the designation of the arbiters shall be made by the Chamber of Commerce of Armenia at the request of either of the parties. The Court of Arbitration shall be subject to Colombian law, shall operate in the city of Armenia and shall make judgment by law within a maximum term of six (6) months following the constitution of the Court. The cost of the operation of the Court of Arbitration, or the cost derived from the fees and the other activities developed by the Technical Committee, shall be borne equally by the parties.
The party whose claims have been denied by the court of Arbitration or the Technical Committee shall return to the other party the sum contributed for the operation of the court or to cover the fees and activities carried out by the Committee.

SIXTEENTH CLAUSE - DOCUMENTS OF AGREEMENT: The following documents are an integral part of this agreement and compliance therewith is therefore mandatory.

1.      APPENDIX NO. 1:  Technical Aspects
2.      APPENDIX NO. 2;  Financial, economic and administrative aspects
3. APPENDIX NO. 3; Lease costs of systems and transmission media, physical spaces and infrastructure.

SEVENTEENTH CLAUSE - APPLICABLE LAW: This agreement and all controversies that might arise must be subject to this agreement, to the Law and to the Colombian Courts.

EIGHTEENTH CLAUSE - DOMICILE: For pertinent legal effects it is understood that this agreement shall be concluded in the city of Armenia.

NINETEENTH CLAUSE - WAIVER: The obligations of the parties and rights granted by this agreement to each party shall not be considered as susceptible to waiver, by virtue of practices or customs in a contrary sense. The tolerance of one party in accepting the non-fulfillment of any of the obligations assumed by the other should not be considered as acceptance of the tolerated fact nor as precedent for its repetition.

TWENTIETH CLAUSE - PARTIAL NULLITY: The nullity, invalidity or legal impossibility of the fulfillment of one or more clauses of this contract shall not affect the other clauses and the contract shall be interpreted as if the clause which is invalid, null or impossible to fulfill did not exist.

TWENTY-FIRST CLAUSE - TITLES: Clause titles herein are only incorporated for the purpose of facilitation of reference and cannot be used as an isolated element for interpretation of the agreement.

TWENTY-SECOND CLAUSE - INTEGRITY OF THE AGREEMENT: Both OCCEL and TELEARMENIA have read this agreement and understood and accepted the terms, conditions and stipulations herein, which have been agreed to in order to maintain the high standards of the quality of service and the customer service and to protect the reputation of both OCCEL and TELEARMENIA brand names. Neither party is obligated by declarations of their executives, employees or agents which are contrary to the provisions of this agreement. This agreement contains the integral agreement between the parties and previous agreements or covenants, both verbal or written, existing between parties are null and void.

TWENTY-THIRD CLAUSE - WAIVER OF SUMMONS: To collect any amount of money which parties owe by virtue of this agreement, it shall not be necessary to establish default or to require its payment, rights which the parties waive.

TWENTY-FOURTH CLAUSE - BUDGET IMPUTATION: TELEARMENIA is obliged to provide in its budget for the income and expenses incurred by the execution of this agreement during the term of validity of the current budget and during succeeding budget terms.

TWENTY-FIFTY CLAUSE - STAMP TAX: In the event that by virtue of this contract there is reason to pay the stamp tax, it shall be borne equally by OCCEL and TELEARMENIA, because neither of the two entities is legally exempt from the payment of the stamp tax.

TWENTY-SIXTH CLAUSE - AGREEMENT REVIEW : The parties acknowledge that this agreement must be made known to the Ministry of Communications and the Telecommunications Regulatory Commission. In the event that these entities require addition to this agreement of information or specifications pursuant to the twenty-fourth clause of the concession agreement concluded between the Ministry of Communications and OCCEL, the parties concluding this agreement are committed to sign a supplementary agreement which incorporates such additions. In the same manner, the parties declare that they know that TELEARMENIA must offer the same technical and economic conditions to all cellular mobile telephone operators who conclude an interconnection agreement with TELEARMENIA, and in consequence any advantage or privilege granted to one of them and not offered to the rest, could be subject to sanction for both TELEARMENIA and the favored cellular mobile telephone operator.

TWENTY-SEVENTH CLAUSE - COMMUNICATIONS : Except as otherwise agreed upon, all communications between parties shall be written and shall be considered as valid and sufficient if they are sent by certified mail or by fax, verifying by telephone the sending and receipt thereof, to the following addresses and fax numbers:

To TELEARMENIA
        TELEARMENIA
        Gerencia
        Carrera 16 No. 22-43
        Armenia
        Telephone 967 46 33 88 and 967 46 38 00
        Fax       967 44 06 00

To OCCEL
        OCCEL S.A.
        Direccion de Interconexion       [Interconnection Dept.]
        Calle 50 No. 55-01
        Medellin
        Telephone 512 90 90 and 510 95 41
        Fax       513 01 99

In the event that any of the parties changes any of this information, it will be responsible for reporting the new information to the other party in the manner previously stipulated herein. Communications performed according to stipulated herein shall be considered as received upon the first to occur of: five (5) days following the delivery or when they have been received personally by the addressee.

TWENTY-EIGHTH CLAUSE - CONCLUDING AND EXECUTION : In order to conclude this agreement, it requires the signature of the legal representatives of the contracting parties and its publication in the Diario Unico de Contratacion Publica [Newspaper of Public Contracting] which shall be understood to be fulfilled by the presentation by OCCEL of the receipt for the payment of the respective publication fees.

In testimony whereof, this agreement is signed in the city of Armenia in two copies with equal tenor.

By OCCEL S.A.                   By TELEARMENIA


GILBERTO ECHEVERRI MEJIA RUBEN DARIO GARCIA RODRIGUEZ
President                Manager

Date: Oct. 25, 1995      Date: Nov. 9, 1995

                                 APPENDIX NO. 1

                               TECHNICAL ASPECTS

FIRST CLAUSE - OBJECT : The object of this appendix is to supplement and specify the definitions of terms and procedures relating to the technical aspects of the interconnection agreement.

SECOND CLAUSE - DEFINITIONS : TELEARMENIA and OCCEL agree to the following definitions for the terms related as follows:

SWITCHING EQUIPMENT FOR THE INTERCONNECTION : All devices which are part of the OCCEL MSC or TELEARMENIA switching centers, and are directly connected with transmission systems for the intercommunication between the two networks.

GRADE OF SERVICE : Ratio by percentage between the quantity of unsuccessful call attempts due to congestion or failure, and the total of call attempts recorded in a measurement or a test.

CONGESTION GRADE : Ratio by percentage between the quantity of unsuccessful call attempts due to congestion and the total of call attempts recorded in a measurement or a test.

TECHNICAL FAILURES INDEX : Ratio by percentage between the quantity of unsuccessful call attempts due to switching or transmission equipment failures, and the total of call attempts recorded in a measurement or a test.

THIRD CLAUSE - CONNECTION POINTS AND ROUTING : The parties agree that at the beginning the interconnection points between TELEARMENIA and OCCEL networks shall be the TELEARMENIA combined centrals designated as Galan 2 and the OCCEL MSC located in Pereira. However, the executives designated by the parties to manage this agreement may agree by means of a mutually executed instrument as to the creation of other connecting points between their two networks, according to traffic and quality of service requirements.

At the beginning, alternative routes to handle traffic between the TELEARMENIA and OCCEL networks will not be available. However, the establishment of alternative routes, through third party networks, may be agreed upon by means of an instrument signed by mutual agreement of the executives designated by parties to manage this agreement.

FOURTH CLAUSE - SIGNALLING : At the beginning the interconnection shall be effected utilizing signalling by associated channel. The line signalling system shall be the Digital R2 pursuant to CCITT recommendations Q.421, Q.422 and Q.424. The record signalling system will be MFC type LME.

Upon mutual agreement of the parties, or when the Ministry of Communications so stipulates as mandatory, the signalling scheme by common channel No. 7 of CCITT on the national standard version of Colombia in force on the date of establishment will be adopted.

FIFTH CLAUSE - TEST AND TRAFFIC MEASUREMENT PLAN: In order to evaluate the quality of service, and calculate the grade of service, the parties agree to make test calls from the OCCEL MSC and TELEARMENIA switching centrals. These calls shall be made on a periodic basis and also in events which demand the performance of special tests. The quantity of test calls, their centrals and origin and destination numbers, days and hours, and the way they are recorded, shall be agreed upon the executives designated by the parties to manage this agreement.

At least once a month, traffic, quality and grade of service measurements of real traffic on interconnection routes which interconnect the two networks will be performed. The quality of service indicators, quantity of measurement days, hours and type of telephonic devices - trunking circuits, signalling devices, software records, etc. - upon which the measurements are to be made shall be agreed upon by the executives designated by the parties to manage this agreement. These executives may also agree upon the conducting of activities of tracking of failures detected in the interconnection. For the diagnosis of quality of service and tariff problems there will also be joint analysis of calls of no longer than six seconds in duration, calls longer than one hour, calls with identification of caller number failure, channels with high index of failure or loss produced, and series with a high index of unsuccessful calls.

In testimony whereof, this agreement is signed in the city of Armenia in two copies with equal tenor.

By OCCEL S.A.                   By TELEARMENIA



GILBERTO ECHEVERRI MEJIA        RUBEN DARIO GARCIA RODRIGUEZ
President                       Manager

Date:  Oct. 25, 1995            Date:  Nov. 9, 1995

                                 APPENDIX NO. 2
                 FINANCIAL, ECONOMIC AND ADMINISTRATIVE ASPECTS


FIRST CLAUSE - OBJECT: The object of this Appendix is to supplement and specify the procedures relating to the financial, economic and administrative aspects of the interconnection agreement.

SECOND CLAUSE - INFORMATION INCLUDED IN THE BILL: The bill from TELEARMENIA to is subscribers, the information about calls originated by them to the OCCEL cellular mobile telephone network, and the amount shall be presented as follows:

In the principal body of the bill notation shall be made separately of the total amounts for the use of the OCCEL cellular network and the total amounts for the interconnection fee which corresponds to TELEARMENIA. On an attached page there shall be a breakdown of each of the calls directed to the OCCEL cellular network, in the forma which shall be agreed upon by the parties, which shall contain at minimum the cellular number called, the duration and the amount for the call.

THIRD CLAUSE - BILLING COSTS: While the parties effect reconcilements of accounts based upon a percentage of the total billable amount, as stipulated in point B.II.1 of the second clause of this contract, it is understood that the costs of billing and collection are included within the margin which will correspond to TELEARMENIA, and therefore it will not be necessary for OCCEL to effect separate payment to TELEARMENIA for billing and collection expenses.

In the event that the parties decide to effect reconcilements of accounts based on the sums collected by TELEARMENIA, OCCEL shall credit and pay to TELEARMENIA the amount of ninety-two ($92) pesos for each bill by TELEARMENIA with calls to the OCCEL cellular network. This amount includes all concepts related to the processing of data and the printing of the principal body and the call breakdown pages of the bills, the distribution of the bills, the collection of amounts owed by OCCEL, and the preparation of the information for reconcilement of accounts which it is the responsibility of TELEARMENIA to prepare. These billing costs will be readjusted annually in the percentage established by the Telecommunications Regulatory Commission. In the event that these costs are not subject to regulation, TELEARMENIA may increase them up to a percentage equal to that of the minimum wage increase, when it occurs.

FOURTH CLAUSE - LATE PAYMENT RECOVERY: While the parties effect reconcilements of accounts based upon a percentage of the total billable amount, as set forth in point B.II.1 of the second clause of this contract, the recovery of the amounts for calls made by TELEARMENIA subscribers and users to the OCCEL CTN shall be the responsibility of TELEARMENIA. Up to 8.5% of the total billable amount for the portfolio of doubtful collection, calculated as indicated in section B.II.1 of the second clause of this contract shall be borne by TELEARMENIA. As established in that section, the sums which exceed this 8.5% shall be paid to TELEARMENIA by OCCEL in the reconcilement of accounts during which the respective calculation is made.

In the event that the parties decide to effect reconcilements of accounts based upon the sums collected by TELEARMENIA, the list of calls made by the subscribers made by the TELEARMENIA subscribers to the OCCEL CTN shall be borne by each company, according to the respective proportion. The recovery of late payments may be obtained by either OCCEL or TELEARMENIA, according to the agreement made between the parties. In any case, each party will submit to the other the documents required for legal collection of these late payments.

FIFTH CLAUSE - ATTENTION TO CLAIMS: The requests for explanations of the billing of the calls made by TELEARMENIA subscribers and users to the OCCEL cellular network shall be received and handled by OCCEL when such requests are made at the offices of OCCEL, and shall be received and handled by TELEARMENIA when such requests are made at the offices of TELEARMENIA. The aforementioned explanation shall consist of indication to the user of the manner in which the calls made to the OCCEL cellular network are charged. OCCEL shall supply information in writing and shall instruct the TELEARMENIA employees as to the rate schedule and the manner in which to handle these requests.

The claims pertaining to the billing of the calls made by the TELEARMENIA subscribers and users to the OCCEL cellular network shall be received by OCCEL or by TELEARMENIA, depending upon whether the user has contacted the offices of OCCEL or TELEARMENIA. The person receiving the claim shall immediately issue to the claimant a provisional release in which exclusive deduction shall be made of the total of the sums which are the subject of the claim concerning calls made to the OCCEL cellular network. At the points of payment of TELEARMENIA, the user may pay his bill, accepting the amount of the discount specified in the release. In the event that the immediate issuance of provisional releases causes a significant increase in unjustified claims, OCCEL may request the suspension of this measure and the parties shall agree as to the adoption of an alternative measure. The format of the aforementioned provisional releases shall be that agreed upon by the parties. OCCEL shall supply this stationery to TELEARMENIA. OCCEL shall deliver to TELEARMENIA, at the office designated by TELEARMENIA, a copy of the provisional releases which may have been issued by OCCEL, accompanied by the copies of the page of the bill in which the breakdown of the calls which are the subject of the claim is provided. TELEARMENIA shall deliver to OCCEL, at the office in the city of Armenia determined by OCCEL, the copies of the provisional releases which may have been issued by TELEARMENIA, accompanied by the copies of the page of the bill in which the breakdown of the calls which are the subject of the claim is provided.

TELEARMENIA shall investigate and resolve the claims which are made by the TELEARMENIA subscribers and users for calls made to the OCCEL CTN, when in those claims the claimant argues that at the time of effecting the calls his/her telephone did not have access to the cellular network or that it was out of service for some reason which TELEARMENIA must verify. The claims in which the claimant asserts reasons other the two preceding reasons shall be investigated and resolved by OCCEL. In the case claims which merit this, OCCEL and TELEARMENIA shall conduct the investigations which correspond to each party, providing each other with the required operative and technical support and sharing all required information.

Within a period not to exceed fifteen (15) business days from the date on which the claim report was issued, the party responsible for its investigation and resolution shall make a decision with regard thereto and send a written response to the claimant, with a copy to the other party. In the aforementioned response indication shall be given of the reasons for the rejection if the claim has no basis, or the amount and the items which are the object of the definitive discount if the claim has been accepted. If no response is sent to the user within the aforementioned term, it shall be understood that the claim has been resolved in his/her favor.

If OCCEL so requests and there is the physical availability, TELEARMENIA shall provide a space at its principal claims handling facilities for OCCEL. The aforementioned space shall be destined for the receipt by OCCEL of claims which are its responsibility to investigate and resolve. The parties shall agree as to the economic conditions under which TELEARMENIA will provide this space.

SIXTH CLAUSE - ANALYSIS AND RECOVERY OF FRAUDS AND INCONSISTENCIES : An inconsistency is considered to be all inaccurate information about data concerning the recording, payment or billing of a call, which temporarily or permanently makes the billing process and the charging of this call to the user who actually made it impossible. There is temporary impossibility of billing when the inaccuracy is solved after an analysis which makes it possible to effect the billing in a subsequent period. There is permanent impossibility when, after the respective analysis, it is determined that respective charge cannot be collected. Each party shall be liable to the other for payment for the inconsistencies which arise due to calls which originated on its network, unless it is proven that such inconsistencies are imputable to inaccuracies or errors committed by the other party.

It is considered that a fraud has been committed in a call when it has been determined that collection definitively cannot be effected due to the impossibility of billing to a subscriber or user, or due to the existence of a claim for fraud resolved in favor of the claimant or not resolved, to the detriment of the claimant, within the term established by the Law or by this contract.

Fraudulent calls, among others, are considered to be those calls in which the number from which they are made has not been assigned to any subscriber or user, the calls which were never billed to the subscriber or which, having been billed, were deducted subsequently from the account of the subscriber, those made from telephones which were disconnected or out of service at the time the call was made, or those in which the fraud occurred due to damage to the systems of assessment or billing of either of the parties. Each party shall be liable to the other for the payment of the fraudulent calls which originate from its network.

In all cases where there is any suspicion of fraud, the executives in charge of the management of this agreement shall determine the liability for the payment of the fraudulent calls within sixty (60) days at maximum. These executives shall exempt TELEARMENIA from liability in the cases in which there is consensus among them that TELEARMENIA took adequate measures on a timely basis in order to prevent the fraud which took place, or in other special cases which, due to their characteristics, justify the exemption of TELEARMENIA from liability. When within this term no liability has been established, and the executives have not agreed as to mutual exemption from liability to be borne by the parties, each party shall have the right to proceed with legal suits in order for the liability for the fraud to be established by the authority of jurisdiction.

SEVENTH CLAUSE - BALANCE CONFRONTATION AND RECONCILING OF  ACCOUNTS:
TELEARMENIA and OCCEL shall maintain an accounting control which shall be reconciled monthly in order to determine the net balance which the debtor party must pay to the creditor party. The dates for these reconcilings of accounts shall be agreed upon by the executives responsible for the management of the agreement. For the effects of the reconciliation, parties may agree to offset accounts for the leasing of systems and transmission media lease, leasing of facilities for equipment location, leasing of electric and air conditioning infrastructure, billing costs, payment for frauds and inconsistencies, interest on late payment and any other concept related to the execution of this agreement.

In testimony whereof, this agreement is signed in the city of Armenia in two copies with equal tenor.

By OCCEL S.A.            By TELEARMENIA


GILBERTO ECHEVERRI MEJIA RUBEN DARIO GARCIA RODRIGUEZ
President                Manager

Date:  Oct. 25, 1995     Date: Nov. 9, 1995

                                 APPENDIX NO. 3
                   COSTS OF LEASING OF TRANSMISSION SYSTEMS,
                            SPACE AND INFRASTRUCTURE

FIRST CLAUSE - OBJECT: This appendix has as its object the specification of the amount of the rents which OCCEL shall pay to TELEARMENIA for the leasing of the transmission infrastructure owned by TELEARMENIA and for the leasing of physical space at the installations of TELEARMENIA for the installation of equipment owned by OCCEL within the premises of TELEARMENIA.

SECOND CLAUSE - LEASING OF TRANSMISSION SYSTEMS AND MEDIA:
The leasing of the units comprised by the transmission systems and media which are the property of TELEARMENIA to OCCEL, defined as specified in the contract, shall be subject to the monthly rate of two hundred and thirteen thousand one hundred and one pesos ($213.101) for each 2 Mbps. system and for each unit of 5 kilometers or a fraction thereof in length, whether cable, fiber optic or radio links. This amount does not include the VAT [Value Added Tax]. The aforementioned rate includes the entire remuneration of TELEARMENIA as well as the respective maintenance and the sum for the electrical power and air conditioning required by the systems and transmission media which are the property of TELEARMENIA.

THIRD CLAUSE - LEASING OF PHYSICAL SPACE, ELECTRICAL AND AIR CONDITIONING INFRASTRUCTURE; The leasing to OCCEL of the physical space for the installation of equipment owned by OCCEL within the premises of TELEARMENIA shall be at the monthly rate of one hundred thousand pesos ($100.000) for each square meter or fraction thereof. This amount does not include the VAT. The aforementioned rate includes the entire remuneration of TELEARMENIA as well as consumption of maximum DC of 200 watts, the right to the air conditioning infrastructure which may already be installed at the place at which the equipment owned by OCCEL is located, and the services of cleaning and guard.

In the event that the parties agree as to the leasing of space in the administrative and customer service areas located at the TELEARMENIA installations, the aforementioned fees shall be agreed upon by the parties in each case, taking as a basis the lease prices for this type of installations which are considered to be average for the real estate market of Armenia.

FOURTH CLAUSE - INCREASES AND DISCOUNTS: All of the aforementioned rates may be adjusted annually by TELEARMENIA in a maximum percentage to be established by the Telecommunications Regulatory Commission or another body of jurisdiction. In the event that any of these rates is not subject to regulations, TELEARMENIA may increase it in a percentage not to exceed the percentage of the increase of the legal minimum wage, when this occurs.

In the event of an interruption caused by a failure in the transmission infrastructure which TELEARMENIA has leased to OCCEL, TELEARMENIA shall deduct a percentage from the respective monthly rents equal to the percentage of time, measured in relation to the respective monthly period, during which the aforementioned infrastructure suffered the damage which impeded its utilization for the transmission of calls. This discount shall not be applicable when the cause of the interruption is imputable to OCCEL.

In testimony whereof, this agreement is signed in the city of Armenia in two copies with equal tenor.

By OCCEL S.A.           By TELEARMENIA



GILBERTO ECHEVERRI MEJIA RUBEN DARIO GARCIA RODRIGUEZ
President                Manager

Date: Oct. 25, 1995      Date Nov. 9, 1995

I certify that the translations into English of exhibits 3.01, 10.03, 10.04, 10.05, 10.06, 10.07, 10.08, 10.09, and 10.10 to the Registration Statement on
F-4 of Occidente y Caribe Celular S.A. are fair and accurate.


/s/ Alvaro H. Munoz R.
- ------------------------------
Name

Finance Vice-president
- ------------------------------
Title

August 5, 1996
- ------------------------------
Date